Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of May 1, 2010 (the “Effective Date”) by and between Tesoro Corporation (the “Company”), and Gregory J. Goff (“Executive”);
WITNESSETH THAT:
     WHEREAS, the Company wishes to employ Executive as its President and Chief Executive Officer and Executive wishes to accept such employment; and
     WHEREAS, the Company and Executive wish to formalize the employment relationship in accordance with the terms and conditions set forth below in this Agreement.
     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, including but not limited to Executive’s employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:
1.	EMPLOYMENT.
Subject to Executive’s satisfactory passage of a routine pre-employment drug test and satisfactory completion of a criminal background check, both of which are applicable generally to all new hires of the Company, the Company shall employ Executive, and Executive shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.
2.	TERM OF EMPLOYMENT.
The term of this Agreement shall be a three (3) year period beginning on the Effective Date and ending on April 30, 2013. The period during which Executive is employed hereunder shall be referred to as the “Employment Period.” Either the Company or Executive shall have the right to terminate the Employment Period and, subject to the survival provisions of Section 17, this Agreement at any time in accordance with Section 5 below. Upon the expiration of the term of this Agreement (if the Employment Period and this Agreement are not earlier terminated in accordance with Section 5), Executive’s employment shall continue on an “at will” basis.
3.	DUTIES AND RESPONSIBILITIES.

(a) Executive shall serve as President and Chief Executive Officer of the Company and also shall serve as a member of the Board of Directors of the Company (the “Board”). In such capacity, Executive shall perform such duties and have the power, authority and functions commensurate with such positions in similarly sized public companies and such other authority and functions consistent with such positions as may be assigned to Executive from time to time by the Board.

(b) Executive shall devote substantially all of his working time, attention and energies to the business of the Company and affiliated entities. Executive may make and manage his personal investments (provided such investments in other activities do not violate the provisions of Section 9 of this Agreement), be involved in charitable and professional activities, and with the consent of the Board, serve on boards of other for profit entities; provided such activities do not materially interfere with the performance of his duties hereunder.
4.	COMPENSATION AND BENEFITS.

(a) ANNUAL BASE SALARY. During the Employment Period, Executive shall receive an annual base salary (the “Base Salary”) at an annual rate of $900,000, or such higher rate as may be determined from time to time by the Board. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Except as provided below, the Base Salary shall not be reduced after any such increase and the term “Base Salary” shall refer to the Base Salary as so increased. Notwithstanding the foregoing, Base Salary may be decreased pursuant to a Company-wide executive salary reduction plan, in which case “Base Salary” shall refer to Executive’s Base Salary as so decreased.

(b) ANNUAL BONUS. In addition to the Base Salary, during the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company. Executive’s target annual bonus will be one hundred percent (100%) of his Base Salary as in effect for such year (the “Target Bonus”), and his actual annual bonus may range from zero percent (0%) to two hundred percent (200%) of his Base Salary, and will be determined based upon achievement of performance goals established by the Company pursuant to such plan, with no minimum or guaranteed bonus amount.

(c) INDUCEMENT AWARD. As further inducement to entering into this Agreement Executive shall receive a cash payment of $900,000 on the Effective Date and the following on May 3, 2010:
(i) An award of the number of shares of the Company’s common stock equal to the quotient of $100,000 divided by the closing price of a share of the Company’s common stock on May 3, 2010;
(ii) An award of that number of restricted stock units equal to the quotient of $3,500,000 divided by the closing price of a share of the Company’s common stock on May 3, 2010, which will vest fifty percent (50%) on May 3, 2011, and fifty percent (50%) on May 3, 2012, subject (except as otherwise provided below) to Executive’s continuous employment with the Company through the applicable vesting date and such other terms and conditions as the Compensation Committee of the Board shall decide;
(iii) An award of that number of stock options for the Company’s common stock, the fair market value of which options, using the Black-Scholes method as described on Attachment 1, on May 3, 2010 will be $250,000, which stock options will have an exercise price equal to fair market value (as determined by the Compensation Committee of the Board) on the date of grant and will vest thirty percent (30%) on May 3, 2011, thirty percent (30%) on May 3, 2012, and forty percent (40%) on May 3, 2013, subject (except as otherwise provided below) to Executive’s continuous employment with the Company through the applicable vesting date, a ten (10) year term, and such other terms and conditions as the Compensation Committee of the Board shall decide; and
(iv) An award of that number of shares of restricted common stock equal to the quotient of $250,000 divided by the closing price of a share of the Company’s common stock on May 3, 2010, which will vest one hundred percent (100%) on the first anniversary of the Effective Date at which time the stock will be unrestricted, subject (except as otherwise provided below) to Executive’s continuous employment with the Company through such anniversary date and such other terms and conditions as the Compensation Committee of the Board shall decide.
In the event that Executive’s employment terminates as described in Sections 6(a), 6(b), 6(e) or 7(a) below, then the inducement awards described in Section 4(c)(ii), (iii) and (iv) above will vest one hundred percent (100%) upon such termination.
As further inducement to entering into this Agreement Executive also shall receive a cash payment of $250,000 on the first anniversary of the Effective Date, subject to Executive’s continuous employment with the Company through such date.
In addition, in the event that Executive dies, becomes physically or mentally incapacitated such that the Company determines that Executive would become Totally Disabled as described in Section 5(b) or is informed by the Company that he will not be employed by the Company on May 1. 2010, and such event follows the later of (x) the first date that this Agreement has been executed by both the Company and Executive and (y) the date Executive terminates employment with ConocoPhillips, but before May 1, 2010, then the Company will pay the inducement awards described in this Section 4(c) at the time and in the form described in this Section 4(c) to Executive (or Executive’s estate in the event of death), such awards shall be one hundred percent (100%) vested, and such payments shall be Executive’s (or Executive’s estate) sole remedy under this Agreement.
Finally, in the event Executive’s employment is terminated by the Company for Cause at any time during the term of this Agreement, the Company will seek repayment or recovery of the inducement awards paid pursuant to this Section 4(c), as appropriate, notwithstanding any contrary provision of this Agreement.
(d) ANNUAL LONG-TERM INCENTIVE AWARD. As further inducement to entering into this Agreement, effective for calendar year 2010, Executive also will be eligible for a long-term incentive award for fiscal year 2010 with a target of $3,000,000, subject to such terms and conditions as the Compensation Committee of the Board may in its sole discretion specify; provided that the fiscal year 2010 award will be pro-rated if the grant of long-term incentive awards to other senior executive officers of the Company occurs prior to the Effective Date. For example, if the grant date for such other executive officers is April 1, 2010, then the target for Executive’s 2010 award will be $2,750,000 (11/12 x $3,000,000). In the event that Executive’s employment terminates as described in Sections 6(a), 6(b), 6(e) or 7(a) below, then the fiscal year 2010 award will vest one hundred percent (100%) upon such termination. The target awards for fiscal years after 2010 will be at the discretion of the Compensation Committee of the Board. Long-term incentive awards shall be comprised of such mix of equity-based and other long-term incentive awards (for example, stock options, restricted stock, restricted stock units, performance shares or units) as determined by the Compensation Committee of the Board from time to time, consistent with the mix of equity-based and other long-term incentive awards granted to other senior executive officers of the Company. For fiscal year 2010, it is anticipated that the long-term incentive award will be comprised of the following mix of equity-based and long-term incentive awards: (i) thirty percent (30%) of the total award expected value in stock options; (ii) thirty percent (30%) of the total award expected value in restricted stock (time based vesting); and (iii) forty percent (40%) of the total award expected value in performance units. If an equity-based or long-term incentive award is made to Executive and the financial statements used to determine the amount of the award are materially restated within five (5) years of the end of the period to which such financial statements relate and either (x) the Audit Committee of the Board finds that Executive engaged in malfeasance, fraud or intentional misconduct that contributed (directly or indirectly) to such restatement or that Executive was aware of the acts that contributed (directly or indirectly) to such restatement or (y) the compensation of all senior executives paid with respect to such financial statements is similarly clawed back, the Company will seek repayment or recovery of the award, as appropriate, notwithstanding any contrary provision of this Agreement.
(e) OTHER COMPENSATION. During the Employment Period, Executive shall be entitled to participate in any other incentive or supplemental compensation plan or arrangement maintained or instituted by the Company to such extent, if any, as the Compensation Committee of the Board may in its sole discretion from time to time specify.
(f) OTHER BENEFIT PLANS. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drugs, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) and all pension, profit sharing, incentive compensation, and savings plans and all other similar plans and benefits which the Company from time to time makes available to other peer executives of the Company.
(g) FEE REIMBURSEMENTS. During the Employment Period, the Company will reimburse Executive as provided in the Company’s policies, programs and procedures for an initiation fee or fees and dues for a country, luncheon or social club or clubs. In addition, the Company will reimburse Executive for additional initiation fees to the extent the Board or the Governance Committee of the Board determines such fees are reasonable and in the best interest of the Company. Notwithstanding the foregoing, however, the Company will not reimburse Executive for any of the foregoing fees with respect to an organization that discriminates against individuals on the basis of race, creed or sex.
(h) EXPENSE REIMBURSEMENT. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the expense reimbursement policies, programs, practices and procedures of the Company in effect for Executive when Executive incurs such reimbursable expenses.
(i) RELOCATION. The Company will reimburse Executive for reasonable relocation expenses (including a payment to make Executive whole for the loss, if any, up to $150,000, suffered by Executive on the sale of the home, based on the original amount paid by Executive for the home) incurred by Executive associated with Executive’s move from his home in Katy, Texas to San Antonio, Texas, as appropriate as determined by the Board in its sole discretion and pursuant to the Company’s standard relocation policy in effect on March 29, 2010 (the “Relocation Policy”). If Executive’s family relocates to San Antonio, Texas from Utah within the Employment Period, the Company will reimburse Executive for reasonable relocation expenses pursuant to the Relocation Policy (excluding any payment to make Executive whole for any loss suffered by Executive based on the original amount paid by Executive for the Utah home).
(j) OFFICE AND SUPPORT STAFF. During the Employment Period, Executive shall be entitled to an appropriate office at the Company’s principal place of business.
(k) VACATION. During the Employment Period, Executive shall be entitled to vacation each year in accordance with the Company’s executive vacation policy in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year (prorated for 2010) and an additional one (1) week for five (5) years of service and a further additional one (1) week for ten (10) years of service, up to a maximum of six (6) weeks per calendar year. Executive shall be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.
5.	TERMINATION OF EMPLOYMENT.
This Agreement and the Employment Period may be terminated under the following circumstances:
(a) DEATH. This Agreement and the Employment Period shall terminate upon Executive’s death.
(b) TOTAL DISABILITY. The Company may terminate this Agreement and the Employment Period upon Executive becoming “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing Executive’s material usual and customary duties, with or without reasonable accommodation as required by law, under this Agreement for six (6) consecutive months (such consecutive absence not being deemed interrupted by Executive’s return to service for less than ten

(10) consecutive business days if absent thereafter for the same illness or disability). Any such termination shall be upon thirty (30) days written notice given at any time thereafter while Executive remains Totally Disabled, provided that a termination for Total Disability hereunder shall not be effective if Executive returns to full performance of his duties within such thirty (30) day period.
(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement and the Employment Period for “Cause” at any time. If the Company elects to terminate this Agreement and the Employment Period for Cause, the Company shall provide ten (10) days written notice of the Company’s intent to terminate this Agreement and the Employment Period for “Cause.”
(i) For purposes of this Agreement, the term “Cause” shall be limited to (A) willful misconduct by Executive with regard to the Company which has a material adverse effect on the Company; (B) the willful refusal of Executive to follow the proper direction of the Board, provided that the foregoing refusal shall not be “Cause” if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board; (C) the willful refusal by Executive to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Board which specifically identifies the manner in which it is believed that Executive has willfully refused to perform his duties hereunder; (D) the material breach by Executive of any of the restrictive covenants of Section 9 hereof or of a fiduciary duty to the Company; (E) the misappropriation by Executive of Company funds or property; or (F) Executive being convicted of, or making a plea of nolo contendere to the charge of, a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.
(ii) The ten (10) day notice of intent to terminate for Cause shall mean a notice that shall indicate the specific termination provision in Section 5(c)(i) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for termination for Cause. Further, the ten (10) day notice of intent to terminate for Cause shall set the date of termination at least ten (10) days after the date of the notice.
(d) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement and the Employment Period with or without Good Reason at any time upon thirty (30) days written notice to the Company.
(i) A Termination for Good Reason means a termination by Executive pursuant to a Notice of Termination for Good Reason as described more fully below given within thirty (30) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive’s express written consent, of any of the following circumstances: (A) a material adverse change in the governing body to which Executive regularly reports, including a requirement that Executive report to another corporate officer rather than to the Board; (B) a material adverse change in the bonus plans, programs or arrangements in which Executive is entitled to participate (the “Bonus Plans”) other than a material adverse change in the Bonus Plans that adversely affects other similarly situated executives in a manner proportionate to the material adverse effect of such change on Executive; (C) any material breach by the Company of any provision of this Agreement, including without limitation Section 11 hereof; (D) Executive’s failure to be elected or reelected to the Board; or (E) the failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder. Expiration of the term of this Agreement in accordance with the first sentence of Section 2 hereof is not a termination by Executive for Good Reason.
(ii) A Notice of Termination for Good Reason shall mean a written notice that shall indicate the specific Good Reason event relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from thereafter timely asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given. The Company shall have at least thirty (30) days from receipt of the notice to remedy the condition.
(e) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate this Agreement and the Employment Period without Cause at any time upon thirty (30) days written notice to Executive. Expiration of the term of this Agreement in accordance with the first sentence of Section 2 hereof is not a termination by the Company without Cause.
(f) EFFECT OF TERMINATION. Upon any termination of this Agreement and the Employment Period prior to the expiration of the term of this Agreement, Executive shall immediately resign from all positions with the Company or any of its subsidiaries held by him at such time.

6.	COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.
In the event that this Agreement and the Employment Period are terminated as provided in Section 5, Executive shall be entitled to the following compensation and benefits upon such termination, subject to his compliance with the release provisions of Section 8:
(a) TERMINATION IN THE EVENT OF DEATH. In the event that Executive’s employment is terminated by reason of Executive’s death, the Company shall pay the following amounts to Executive’s beneficiary or estate:
(i) Any accrued but unpaid Base Salary for services rendered to the date of death paid pursuant to the timing arrangement under which the Company normally compensates employees for services performed during a payroll period, any accrued but unpaid expenses required to be reimbursed under this Agreement paid in accordance with Section 4, any unused vacation as of the date of termination paid in accordance with the Company’s executive vacation policy, and any earned but unpaid cash bonuses for any prior period to the same extent as earned and paid to other similarly situated executives and a pro-rata target annual bonus or annual incentive compensation payment for the period in which such termination occurred, paid at the time and in the form specified for payment under the terms of such bonus or incentive compensation plan;
(ii) Any benefits to which Executive may be entitled pursuant to the Company’s plans, programs, policies and arrangements (including those referred to in Section 4(f) hereof), as determined and paid in accordance with the terms of such plans, programs, policies and arrangements;
(iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive’s death) which would have been payable to Executive if Executive had continued in employment for one (1) additional year, which amount will be paid to Executive’s estate or beneficiary in twelve (12) substantially equal monthly installments beginning in the first calendar month after the date of Executive’s death; and
(iv) Except as otherwise provided in this Agreement, the treatment of equity-based or long-term incentive awards, including (without limitation) stock options, restricted stock, restricted stock units, and performance shares or units, will be governed in accordance with the terms of the award agreement governing such award.
(b) TERMINATION IN THE EVENT OF TOTAL DISABILITY. In the event that Executive’s employment is terminated by reason of Executive’s Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:
(i) Any accrued but unpaid Base Salary for services rendered to the date of termination paid pursuant to the timing arrangement under which the Company normally compensates employees for services performed during a payroll period, any accrued but unpaid expenses required to be reimbursed under this Agreement paid in accordance with Section 4, any unused vacation as of the date of termination paid in accordance with the Company’s executive vacation policy, and any earned but unpaid cash bonuses for any prior period to the same extent as earned and paid to other similarly situated executives at the time and in the form specified for payment under the terms of such bonus plan. Executive also shall be eligible for a pro-rata target annual bonus or annual incentive compensation payment for the year in which Executive is terminated; provided, however, that payment of such bonus or incentive compensation will be made as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment;
(ii) Any benefits to which Executive may be entitled pursuant to the Company’s plans, programs, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, programs, policies and arrangements;
(iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive’s Total Disability) which would have been payable to Executive if Executive had continued in active employment for one (1) year following termination of employment, less any payments under any long-term disability plan or arrangement paid for by the Company, which amount will be paid to Executive one-half in a lump sum as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment and one-half in substantially equal monthly installments during the two (2) year period beginning as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment; and
(iv) The treatment of equity-based or long-term incentive awards, including (without limitation) stock options, restricted stock, restricted stock units, and performance shares or units, will be governed in accordance with the terms of the award agreement governing such award.
(c) TERMINATION FOR CAUSE. In the event that Executive’s employment is terminated by the Company for Cause, the Company shall pay the following amounts to Executive:
(i) Any accrued but unpaid Base Salary for services rendered to the date of termination paid pursuant to the timing arrangement under which the Company normally compensates employees for services performed during a payroll period, any accrued but unpaid expenses required to be reimbursed under this Agreement paid in accordance with Section 4, any unused vacation as of the date of termination paid in accordance with the Company’s executive vacation policy, and any earned but unpaid cash bonuses for any prior period to the same extent as earned and paid to other similarly situated executives at the time and in the form specified for payment under the terms of such bonus plan;

(ii) Any benefits to which Executive may be entitled pursuant to the Company’s plans, programs, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, programs, policies and arrangements; and
(iii) The treatment of equity-based or long-term incentive awards, including (without limitation) stock options, restricted stock, restricted stock units, and performance shares or units, will be governed in accordance with the terms of the award agreement governing such award.
(d) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the following amounts to Executive:
(i) Any accrued but unpaid Base Salary for services rendered to the date of termination paid pursuant to the timing arrangement under which the Company normally compensates employees for services performed during a payroll period, any accrued but unpaid expenses required to be reimbursed under this Agreement paid in accordance with Section 4, any unused vacation as of the date of termination paid in accordance with the Company’s executive vacation policy, and any earned but unpaid cash bonuses for any prior period to the same extent as earned and paid to other similarly situated executives at the time and in the form specified for payment under the terms of such bonus plan;
(ii) Any benefits to which Executive may be entitled pursuant to the Company’s plans, programs, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, programs, policies and arrangements; and
(iii) The treatment of equity-based or long-term incentive awards, including (without limitation) stock options, restricted stock, restricted stock units, and performance shares or units, will be governed in accordance with the terms of the award agreement governing such award.
(e) TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive’s employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts to Executive:
(i) Any accrued but unpaid Base Salary for services rendered to the date of termination paid pursuant to the timing arrangement under which the Company normally compensates employees for services performed during a payroll period, any accrued but unpaid expenses required to be reimbursed under this Agreement paid in accordance with Section 4, any unused vacation as of the date of termination paid in accordance with the Company’s executive vacation policy, and any earned but unpaid cash bonuses for any prior period to the same extent as earned and paid to other similarly situated executives at the time and in the form specified for payment under the terms of such bonus plan;
(ii) Any benefits to which Executive may be entitled pursuant to the Company’s plans, programs, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, programs, policies and arrangements;
(iii) An amount equal to two (2) times the sum of Executive’s Base Salary (as then in effect) plus the greater of his highest annual bonus earned under the applicable annual incentive compensation plan of the Company during the preceding 3 years or $450,000, of which one-half shall be paid in a lump sum as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment and one-half shall be paid in substantially equal monthly installments during the two (2) year period beginning as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment;
(iv) Executive and Executive’s spouse and eligible dependents shall continue to participate in, and receive group health coverage under, the Company’s group health plans that provide group health coverage to active employees of the Company from time to time, but only to the extent such plans continue to be available to the Company’s employees and only until the earliest to occur of (A) two and one-half (2 1/2) years after the date of termination, (B) Executive’s death (or in the case of coverage for a qualified beneficiary of Executive, the death of that qualified beneficiary), or (C) the date on which Executive (or in the case of coverage for a qualified beneficiary of Executive, the qualified beneficiary) becomes eligible for coverage under any other group health plan of a subsequent employer providing comparable coverage (the “Continuation Coverage Period”); provided that the Company shall pay for one hundred percent (100%) of the premiums for such group health coverage, and the premiums that otherwise would be charged to Executive for such coverage but for this Section 6(e)(iv) shall be taxable to Executive; the group health plan coverage benefits provided by the Company under this Section 6(e)(iv) during any taxable year of Executive will not affect such benefits provided by the Company in another taxable year during the Continuation Coverage Period; and the right to the benefits provided under this Section 6(e)(iv) is not subject to liquidation or exchange for another benefit;
(v) Except to the extent prohibited by law, and except as otherwise provided in this Section 6(e), Executive will be one hundred percent (100%) vested in all benefits, awards, and grants accrued but unpaid as of the date of termination under any non-qualified pension plan or supplemental executive plan in which Executive was a participant as of the date of termination. Executive shall also be eligible for an annual bonus or annual incentive compensation payment, on the same basis and to the same extent payments are made to senior executives, pro-rated for the fiscal year in which Executive is terminated and payable in the year following the date of termination at the later of (i) the same time payments are made to senior executives or (ii) as soon as administratively practicable following the six (6) month period beginning immediately after such termination of employment; and
(vi) Except as otherwise provided in this Agreement, the treatment of equity-based or long-term incentive awards, including (without limitation) stock options, restricted stock, restricted stock units, and performance shares or units, will be governed in accordance with the terms of the award agreement governing such award.
(f) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement, under the Indemnification Agreement or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive’s termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.
(g) NO MITIGATION; NO SET-OFF. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and, except as otherwise provided in Section 6(e)(iv), there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Except as otherwise provided in Section 6(e)(iv), the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right, which the Company may have against Executive or others, except upon obtaining by the Company of a final unappealable judgment against Executive.
7.	COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL.

(a) PAYMENTS FOLLOWING A CHANGE IN CONTROL. Notwithstanding anything to the contrary contained herein, should Executive at any time within two (2) years following a change in control cease to be an employee of the Company (or its successor), by reason of (i) involuntary termination by the Company (or its successor) other than for “Cause” (including involuntary termination due to Total Disability), or (ii) voluntary termination by Executive for “Good Reason”, the Company (or its successor) shall pay to Executive except as otherwise expressly set forth herein, commencing as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment, the following severance payments and benefits, subject to Executive’s compliance with the release provisions of Section 8:
(i) An amount equal to three (3) times the sum of Executive’s Base Salary plus his Target Bonus (in each case as then in effect) payable in a lump sum if the applicable change in control qualifies as a change in control event within the meaning of Section 409A of the Code, and otherwise such amount shall be paid one-half in a lump sum and one-half in substantially equal monthly installments during the two (2) year period beginning as soon as administratively practicable following the end of the six (6) month period beginning immediately after such termination of employment. Payment of the amount specified under this Section 7(a)(i) shall be in lieu of any amount payable under Section 6(b)(iii) or Section 6(e)(iii).
(ii) Executive will be one hundred percent (100%) vested in all benefits, awards, and grants accrued but unpaid under any non-qualified pension plan or supplemental executive plan in which Executive was a participant as of the date of termination. Executive shall also receive a pro rata annual incentive bonus payment in a lump sum equal to his Base Salary multiplied by his annual incentive bonus target percentage, each as then in effect, pro-rated as of the effective date of the termination. Except as otherwise provided in this Agreement, the treatment of equity-based or long-term incentive awards, including (without limitation) stock options, restricted stock, restricted stock units, and performance shares or units, will be governed in accordance with the terms of the award agreement governing such award. The vesting, pro rata bonus and equity-based or long-term incentive award rights under this Section 7(a)(ii) shall be in lieu of any such rights Executive would otherwise be entitled to receive under Sections 6(b)(i) and (iv) or Sections 6(e)(v) and (vi).
For purposes of this Agreement, following a Change in Control, the term “Company” shall include the entity surviving such Change in Control.
(b) POTENTIAL REDUCTION IN PAYMENTS BY THE COMPANY.
(i) Notwithstanding any contrary provision, if any Payment would be subject to the Excise Tax, then the Payment shall be either
(A) delivered in full pursuant to the terms of this Agreement or
(B) reduced in accordance with this Section 7(b) to the extent necessary to avoid the Excise Tax, based on which of (A) or (B) would result in the greater Net After-Tax Receipt to Executive.
For purposes of this Section 7(b),
“Payment” means any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise that constitutes a “parachute payment” within the meaning of Section 280G of the Code;
“Excise Tax” means the excise imposed by Section 4999 of the Code or any similar or successor provision thereto; and

“Net After-Tax Receipt” means the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.
(ii) If Payments are reduced, the reduction shall be accomplished first by reducing cash Payments under this Agreement, in the order in which such cash Payments otherwise would be paid and then by forfeiting any equity-based awards that vest as a result of the Change in Control, starting with the most recently granted equity-based awards, to the extent necessary to accomplish such reduction.
(iii) All determinations under this Section 7(b) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”) and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 7(b). The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 7(b).
(c) CHANGE IN CONTROL means (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the board of directors of the surviving corporation are, and for a one (1) year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one (1) transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one (1) year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by the Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

8.	NO FURTHER LIABILITY; RELEASE.
The Company conditions the payment of any severance or other amounts pursuant to Sections 6 and 7 (other than any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed in accordance with Section 4, any unused vacation as of the date of termination, and any payments under Section 6(a)) upon (a) the delivery by Executive to the Company of a release in the form satisfactory to the Company, substantially in the form attached hereto as Attachment 2, within such time following Executive’s termination of employment as will permit the release to become irrevocable on or before the fifty-second (52nd) day after Executive’s termination of employment and (b) such release actually becoming irrevocable by the fifty-second (52nd) day after Executive’s termination of employment. If Executive fails to execute such release or the release does not become irrevocable by the fifty-second (52nd) day after Executive’s termination of employment, Executive will forfeit any benefits under Sections 6 and 7 (other than any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed in accordance with Section 4, any unused vacation as of the date of termination, and any payments under Section 6(a)). Payment made and performance by the Company in accordance with Sections 6 and 7, as applicable, shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement.
9.	RESTRICTIVE COVENANTS.
The Company agrees to provide Executive, upon commencement of employment, with immediate access to Protected Information as defined below, including Protected Information of third parties such as customers, suppliers, and business affiliates; specialized training regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions, information and reimbursement of customer development expenses consistent with Company policy. The foregoing is not contingent on continued employment, but upon Executive’s use of the access, specialized training, and goodwill support provided by the Company for the exclusive benefit of the Company and upon Executive’s full compliance with the restrictions on Executive’s conduct provided for in this Agreement. Ancillary to the rights provided to Executive as set forth in this Agreement and any addenda or amendments to this Agreement, the Company’s provision of Protected Information, specialized training, and/or goodwill support to Executive, and Executive’s agreements regarding the use of same, and in order to protect the value of any equity-based or long-term incentive compensation, training, goodwill support and/or the Protected Information described above, the Company and Executive agree to the following provisions against unfair competition:
(a) COVENANTS AGAINST UNFAIR COMPETITION. Executive recognizes and agrees that in order to assure that Executive devotes all of Executive’s professional time and energy to the operations of the Company while employed by the Company, and that during and after such employment in order to adequately protect the Company’s investment in its Protected Information and to protect the Protected Information and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, separate covenants not to compete, not to solicit, not to recruit the Company’s employees, and not to disclose Protected Information for the duration and scope set forth below, are necessary and desirable. Executive understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.
(b) COMPETITIVE ACTIVITY. Executive covenants and agrees that at all times during the Employment Period and for one (1) year thereafter, Executive will not engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than three percent (3%) of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, competes with any Business (as defined below) of the Company or its affiliates anywhere in the world where the Company conducts business or, on the last day of the Employment Period, has plans to conduct business in the twelve (12) month period following the last day of the Employment Period, without the Company’s specific written consent to do so. As used in this Section 9, the term “Business” shall mean the refining and marketing of petroleum products, as such business may be expanded or altered by the Company during the Employment Period.
(c) NON-SOLICITATION. Executive covenants and agrees that at all times during the Employment Period and for a period of two (2) years after the termination thereof, whether such termination is voluntary or involuntary by wrongful discharge or otherwise, Executive will not directly and personally knowingly (i) induce any customers of the Company or of an affiliate of the Company to patronize any similar business which competes with any material business of the Company or affiliate; (ii) request or advise any customers of the Company or of an affiliate of the Company to withdraw, curtail or cancel such customer’s business with the Company or affiliate; or (iii) individually or through any person, firm, association or corporation with which he is now, or may hereafter become associated, solicit, entice or induce any then employee of the Company, or of any affiliate of the Company, to leave the employ of the Company, or such affiliate, to accept employment with, or compensation from Executive, or any person, firm, association or corporation with which Executive is affiliated without prior written consent of the Company. The foregoing shall not prevent Executive from serving as a reference for employees.
(d) PROTECTED INFORMATION. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential or proprietary information concerning the Company, affiliates of the Company, and its clients and third parties doing business with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like, to the extent not generally known in the industry (collectively, the “Protected Information”). In consideration of the Company giving Executive access to Protected Information, Executive covenants and agrees that Executive will not at any time, either during the Employment Period or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information, provided that (I) during the Employment Period, Executive may in good faith make disclosures he believes desirable, and (II) Executive may comply with legal process.
(e) NON-DISPARAGEMENT. Executive agrees not to disparage or communicate negatively about the business, products, services, customers, directors, management, employees or employment/compensation/benefit practices and policies of the Company or its affiliates at any time, either during the Employment Period or afterwards. The Company agrees not to disparage or communicate negatively about Executive at any time, either during the Employment Period or afterwards. To the extent allowed by law, Executive also agrees not to help, encourage, or participate (directly or indirectly) in any claims or lawsuits against the Company for any claims related to any individual’s employment (or separation from employment) with the Company at any time, either during the Employment Period or afterwards. Nothing in this Section 9(e), however, shall be deemed to prevent the Executive or the Company or its affiliates (or the directors, officers or employees of the Company or its affiliates) from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency.
10.	ENFORCEMENT OF COVENANTS.

(a) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 9 hereof by Executive will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages may be inadequate. Therefore, in the event of breach or threatened breach of the covenants set forth in Section 9 by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(b) SEPARABILITY OF COVENANTS. The covenants contained in Section 9 hereof constitute a series of separate covenants, one (1) for each applicable State in the United States and the District of Columbia, and one (1) for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 9 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 9 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 9.
11.	INDEMNIFICATION.
The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law and in accordance with the Indemnification Agreement between the Company and Executive (the “Indemnification Agreement”) for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other, entity or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other officers and directors.
12.	DISPUTES AND PAYMENT OF ATTORNEY’S FEES.
The Company and Executive each irrevocably and unconditionally waives all right to trial by jury in any lawsuit, action, proceeding, or counterclaim (whether based in contract, tort, or otherwise) arising out of or relating to this Agreement or arising out of or relating to Executive’s employment by the Company. Executive and the Company each further agree that the exclusive forums for the resolution of any disputes between them are the state and Federal courts located in Bexar County, Texas. This waiver of jury trial and forum selection provision applies to disputes between the parties as well as any claim by Executive against any agent, representative, or employee of the Company.
If at any time during the term of this Agreement or for a period of four (4) years after the expiration of this Agreement there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement and it is finally determined by a court of competent jurisdiction that Executive is the prevailing party in such dispute, and all appeals are exhausted and final, the Company agrees, upon written demand by Executive, to promptly reimburse Executive’s reasonable costs and reasonable attorney’s fees incurred by Executive in connection with reasonably seeking to enforce the terms of this Agreement up to $100,000 in the aggregate for all such disputes. Any such reimbursement shall be made by the Company upon or as soon as practicable following receipt of supporting documentation of the expenses reasonably satisfactory to the Company (but in no event later than March 15th of the calendar year following the calendar year in which it is finally determined that Executive is the prevailing party in such dispute and all appeals are exhausted and final). The expenses paid by the Company during any taxable year of Executive will not affect the expenses paid by the Company in another taxable year. This right to reimbursement is not subject to liquidation or exchange for another benefit.
The provisions of this Section 12, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and of Executive’s employment hereunder.

13.	WITHHOLDING OF TAXES.
The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
14.	SOURCE OF PAYMENTS.
All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
15.	ASSIGNMENT.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive (but any payments due hereunder which would be payable at a time after Executive’s death shall be paid to Executive’s designated beneficiary or, if none, his estate) and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company’s business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer in a writing delivered to Executive in a form reasonably acceptable to Executive (the provisions of this sentence also being applicable to any successive such transaction).
16.	ENTIRE AGREEMENT; AMENDMENT.
This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment by the Company other than the Indemnification Agreement. It may not be amended except by a written agreement signed by both parties.
17.	SURVIVAL.
Upon the termination of this Agreement, the respective rights and obligations of Executive and the Company under this Agreement shall terminate, except that (a) the provisions of Sections 8 through 21 shall survive the termination of this Agreement and remain in full force and effect after the termination of this Agreement in accordance with their terms, and (b) the termination of this Agreement shall not affect any rights or obligations of the parties accrued under the express terms of this Agreement prior to or in connection with such termination.

18.	GOVERNING LAW.
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.
19.	REQUIREMENT OF TIMELY PAYMENTS.
If any amounts which are required, or determined to be paid or payable, or reimbursed or reimbursable, to Executive under this Agreement (or any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest, compounded monthly, at the short-term applicable federal rate for the applicable month of delinquency, as prescribed by the Internal Revenue Service by Revenue Ruling, from the date such amounts were required or determined to have been paid or payable, reimbursed or reimbursable to Executive, until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder, exceed the maximum non-usurious amount of interest allowed by applicable law.
20. NOTICES
Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, by facsimile, by e-mail or by hand delivery, to those listed below at their following respective addresses (and facsimile numbers), or at such other address (or facsimile numbers) as each may specify by notice to the others:

To the Company:	Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259

To Executive:	Gregory J. Goff
21.	MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) SEPARABILITY. Subject to Section 10 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one (1) Agreement.

(f) DEFERRED COMPENSATION. This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent, and any reference to the termination or cessation of employment of Executive in Sections 6 and 7 of this Agreement shall be interpreted to require a separation from service of Executive within the meaning of Section 409A of the Code. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Compensation Committee of the Board otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. If Executive is a specified employee within the meaning of Section 409A of the Code, then to the extent the Company determines that any amounts payable to Executive under this Agreement upon termination of employment that are otherwise scheduled to be paid within six (6) months following termination of employment (the “6-month period”) cannot be paid under Section 409A of the Code within the 6-month period, then payment of such amounts will not occur until the 6-month period has elapsed. All reimbursements made under Sections 4(g), (h) or (i) will be made in any event no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the expenses reimbursed by the Company during any taxable year of Executive will not affect the expenses reimbursed by the Company in another taxable year. Further, this right to reimbursement is not subject to liquidation or exchange for another benefit. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in Sections 4, 6 and 7 of the Agreement, then the provisions of such Sections shall be amended to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TESORO CORPORATION
By:	/s/ STEVEN H. GRAPSTEIN
Steven H. Grapstein
Lead Director

Date: March 30, 2010

EXECUTIVE Gregory J. Goff
/s/ GREGORY J. GOFF

Date: March 29, 2010

Attachment 1
BLACK-SCHOLES
The Company uses the following inputs to determine the number of stock options to be granted to an individual under the Black-Scholes option pricing model:
a.	Stock Price — The 20-day (day is defined as one in which the Company’s common stock is actively traded on the NYSE) moving average stock price ending on the date prior to the grant date — (e.g. April 30).

b.	Stock Price Volatility — Using the 200-day moving average stock price .

c.	Risk Free Rate of Return — Average of 5 & 7 Year Treasury Bill Rate.

d.	Expected Term of the Option — As prescribed by the Company’s outside auditors (currently, Ernst and Young).

e.	Dividend Yield — Current annual dividend yield.

Attachment 2
RELEASE OF CLAIMS
     I, the undersigned, agree to the following Release of Claims (“Release”) in exchange for good and valuable consideration the sufficiency of which I acknowledge. This Release is made for myself, and my heirs, executors, legal representatives, administrators, successors, and assigns.
1. Matters Released.
     (a) I release Tesoro Corporation and any subsidiary or other affiliated companies, successors, and assigns and all of their past, present, and future shareholders, owners, agents, representatives, officers, directors, administrators, trustees, insurers, successors, and employees (collectively “Tesoro”) from all existing, past and present, known and unknown claims, demands, and causes of action of any nature for all existing, past and present, known and unknown damages and remedies of any nature, which have accrued or which may ever accrue to me or to others on whose behalf I enter into this Release, resulting from or relating to any act or omission of any kind occurring on or before the date of signing this Release.
     (b) This release includes but is not limited to all claims under any federal, state, or local employment law or regulation. I understand and agree that this release is intended to include but is not limited to all claims that I could assert concerning the terms and conditions of my employment, concerning anything that happened to me while I was an employee, or concerning the separation of my employment.
     (c) This release includes but is not limited to claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Americans with Disabilities Act; the Rehabilitation Act of 1973; Executive Order 11246; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act (“WARN”), the Employment Retirement Income Security Act, as amended; the retaliation provisions of the Texas Workers’ Compensation Act, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code; the Fair Labor Standards Act; the Equal Pay Act; and the Family and Medical Leave Act.
     (d) This release also includes but is not limited to all claims under any other state, federal, or local law or regulation and all claims at common law (including but not limited to negligence, contract, or tort claims). The release also includes all claims for back pay, front pay, damages, liquidated damages, exemplary and punitive damages, injunctive relief, costs, or attorneys’ fees.
     (e) This release is not intended to waive rights or claims, if any, that arise after the date this Release is executed. Further, this release is not intended to waive vested rights, if any, that I might have in any written benefit plan or program or any rights I may have to indemnification under the Indemnification Agreement between the Company and me or under the Company’s charter and bylaws. I understand that the terms and conditions contained within any such benefit plan or program, specifically including those relating to any vested rights that I may have in such plan or program, shall be controlling. In addition, notwithstanding the foregoing, nothing in this

Release shall prevent me from filing a charge with any federal, state or administrative agency, but I agree not to participate in, and waive any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Release.
2. Miscellaneous.
     (a) I acknowledge that the release and waiver provisions of this Release comply with the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f)(1) (A)-(G). I have knowingly and voluntarily agreed, for the consideration set forth herein, to waive, among other things, any and all rights and claims I may have against Tesoro under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). I specifically acknowledge that the waiver of rights under the ADEA is written in a manner that I understand, that the waiver specifically refers to claims arising under the ADEA, that I have not waived any rights or claims under the ADEA that arise after the date this Release is executed, that my waiver of rights or claims under the ADEA is in exchange for consideration in addition to anything of value that I am otherwise entitled to receive from Tesoro.
     (b) I have voluntarily chosen to sign this Release and to agree to its terms and provisions. I have been advised in writing to consult with an attorney prior to executing this Release. I have also been advised and have had the opportunity to request, before signing, sufficient time to thoroughly discuss all terms, provisions, and aspects of this Release with an attorney.
     (c) I have been provided and understand that I have at least twenty-one (21) days from receipt of this Release to decide whether to accept it. I understand that I may elect to accept this Release and execute it any time prior to the expiration of this period. I have been provided with a full opportunity to review and consider all terms, provisions and aspects of the Release. I understand that if I fail to execute and return this Release within four (4) days of the twenty-one (21) day period, the Release will be considered rejected and I will not be entitled to the consideration offered by Tesoro. I also understand that I shall have seven (7) full days following execution of the Release during which I may revoke the Release in its entirety. I understand that any revocation within this period must be submitted, in writing, to Tesoro’s Chairman of its Board of Director’s and state, “I hereby revoke my acceptance of the release provisions of my Separation and Waiver of Liability Release.” Revocation must be personally delivered to Tesoro, or express overnight mailed to Tesoro and postmarked within seven (7) days of execution of this Release.
     (d) This Release will become effective and enforceable on the first day after the revocation period has expired, provided that I have not revoked my acceptance of this Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday. I understand that if I revoke the release provisions under the Release, I will not be entitled to the consideration offered by Tesoro.
ACCEPTED:          Executive:

/s/ GREGORY J. GOFF

Date: March 29, 2010